FORM OF

SUB-ADVISORY AGREEMENT

AGREEMENT made as of __________________, among EQUINOX FUND MANAGEMENT, LLC (herein called the “Investment Adviser”), TAPESTRY ASSET MANAGEMENT, LP (herein called the “Sub-Adviser”), and EQUINOX FUNDS TRUST, a Delaware Statutory Trust (herein called the “Trust”) on behalf of the EQUINOX EQUITY LONG-SHORT LEGENDS FUND, a series of the Trust (herein called the “Fund”).

WHEREAS, the Trust is a series trust registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and currently proposes to offer shares representing interests in the Fund, a separate and distinct series of the Trust;

WHEREAS, the Investment Adviser is the investment adviser to the Fund;

WHEREAS, the Investment Adviser wishes to retain the Sub-Adviser to render certain investment advisory services to the Fund, and the Sub-Adviser is willing to so render such services; and

WHEREAS, the Board of Trustees of the Trust have approved this Agreement, and the Sub-Adviser is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

SECTION 1.

APPOINTMENT.

Each of the Trust and Investment Adviser hereby appoints the Sub-Adviser to act as sub-adviser for the Fund for the period and on the terms set forth in this Agreement.  The Investment Adviser makes such appointment pursuant to the requirements of the Investment Advisory Agreement dated December 30, 2010 between the Investment Adviser and the Trust and effective with respect to the Fund on _____________________ (such agreement or the most recent successor agreement between such parties is herein called the “Advisory Agreement”).  The Sub-Adviser accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

SECTION 2.

DELIVERY OF DOCUMENTS

.  The Trust has furnished or will furnish the Sub-Adviser with copies of each of the following:

a.

Resolutions of the Board of Trustees of the Trust authorizing the appointment of the Sub-Adviser and the execution and delivery of this Agreement; and

b.

Each prospectus and statement of additional information relating to any class of Shares representing interests in the Fund in effect under the Securities Act of 1933 (such prospectus and statement of additional information, as presently in effect and as they shall from time to time be amended and supplemented, are herein collectively called the “Prospectus” and “SAI,” respectively).

SECTION 3.

SUB-ADVISORY SERVICES TO THE FUND.

Subject to the supervision of the Board of Trustees of the Trust and the Investment Adviser, the Sub-Adviser will advise  the Investment Adviser on (i) the selection of the individual hedge funds and other private investment vehicles (each, a “Basket Constituent Fund” or “BCF” and collectively, the “Program Basket”) that will be referenced in the derivative instruments in which the Fund will invest and the allocation and reallocation of the relative weightings of the Basket Constituent Funds within the Program Basket and (ii) the selection and relative weightings of managed futures programs (“Managed Futures Programs”) to which the Fund will gain exposure through investments in a wholly-owned subsidiary.  Notwithstanding the foregoing and for the avoidance of doubt, the Investment Adviser shall have full investment discretion relating to the selection of and allocation among Basket Constituent Funds and Managed Futures Programs.  Specifically, the Sub-Adviser will:

a.

Identify and recommend BCFs and Managed Futures Programs to the Investment Adviser on the basis of various subjective and objective criteria, including, among other things, analysis of the historical performance of each BCF and Managed Futures Program and its respective manager (“Manager”); the strategies and  risks of each BCF and Managed Futures Program; each Manager’s articulation of, and adherence to, a consistent investment philosophy, risk management discipline and internal controls; an estimate of the degree of risk and volatility likely to be experienced with the investment over time; each Manager’s reputation in the investment community at large; background check report results; and the quality of the support infrastructure of each BCF and Managed Futures Program, including internal and external professional staff, reporting transparency and liquidity.

b.

On a monthly basis, discuss with the Investment Adviser, Sub-Adviser’s recommendations as to changes in the Basket Constituent Funds, Program Basket and Managed Futures Programs;

c.

On a monthly basis, discuss with Investment Adviser, the Sub-Adviser’s views of the positioning of the Program Basket and portfolio of Managed Futures Programs in light of current general market trends and the economic environment;

d.

Prepare a written monthly overview of the  Basket Constituent Funds, the Program Basket and portfolio of Managed Futures Programs in light of the current general market trends and the economic environment;

e.

Submit to Investment Adviser a written Research Funding Memo and Operational Due Diligence Memo on each BCF, Managed Futures Program and its respective Manager; and

f.

Periodically, provide to Investment Adviser copies of  notes from site visits to the offices of the Managers and from conference calls to Managers;

The Investment Adviser is responsible for ongoing performance evaluation and monitoring of the Sub-Adviser. Additionally, the Investment Adviser is responsible for the allocation of the Fund’s assets between fixed-income securities and other investments, such as swaps and other derivative instruments linked to the Program Basket or Managed Futures Programs.  The Sub-Adviser will provide the services rendered by it hereunder in accordance with the Fund’s investment objectives, restrictions and policies as stated in the applicable Prospectus and SAI, provided that the Sub-Adviser has notice or knowledge of any changes by the Board of Trustees to such investment objectives, restrictions or policies.  The Sub-Adviser further agrees that it will render to the Board of Trustees or the Investment Adviser, such periodic and special reports regarding the performance of its duties under this Agreement as the Board or the Investment Adviser may reasonably request.

SECTION 4.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTMENT ADVISER AND SUB-ADVISER.

The Investment Adviser represents, warrants and covenants to the Sub-Adviser, and the Sub-Adviser represents, warrants and covenants to the Investment Adviser that:

a.

It has full capacity and authority to enter into this Agreement.

b.

It shall not by entering into this Agreement (i) be required to take any action contrary to its formation documents or any applicable statute, law or regulation to which it is subject; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it, or any of its members, officers, directors, controlling persons or affiliates are a party or by which it or they are/is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect its or any of its members, officers, directors, controlling persons or affiliates ability to perform its duties under this Agreement.

c.

It either is registered or is not required to register with the SEC as an investment adviser under the Advisers Act, and at all times during the course of this Agreement will be in compliance in all material respects with the provisions of the Advisers Act.

d.

It either is registered or is exempt from registration as a commodity pool operator and a commodity trading adviser with the CFTC, and at all times during the course of this Agreement will be in compliance in all material respects with the provisions of the Commodity Exchange Act (“CEA”).

e.

It has complied and shall comply in all material respects with all applicable laws, rules, and regulations except where non-compliance would not prevent the Investment Adviser from fulfilling its duties hereunder.  Except to the extent otherwise disclosed to the Sub-Adviser, there are no material actions, suits, proceedings, investigations or inquiries pending or threatened against Investment Adviser at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, any self-regulatory organization, or any exchange that would adversely affect the ability of the Investment Adviser to fulfill its obligations hereunder.

The Investment Adviser further agrees to provide to the Sub Adviser prompt and accurate data with respect to the Fund’s transactions and arrange for the Sub-Adviser to receive such information electronically from the Trust’s Custodian and the relevant BCF or their designees.

The foregoing representations, warranties and covenants shall be continuing during the term of this Agreement.  If at any time any of the foregoing representations or warranties becomes untrue or inaccurate with respect to the Investment Adviser, the Investment Adviser shall promptly notify the Trust and the Sub-Adviser in writing of that fact.  If at any time any of the foregoing representations or warranties becomes untrue or inaccurate with respect to the Sub-Adviser, the Sub-Adviser shall promptly notify the Trust and the Investment Adviser in writing of that fact.

SECTION 5.

CONFORMITY WITH LAW; CONFIDENTIALITY.

The Sub-Adviser further agrees that it will comply with all applicable rules and regulations of all federal regulatory agencies having jurisdiction over the Sub-Adviser in the performance of its duties hereunder.  The Sub-Adviser will treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

Where the Sub-Adviser maybe exposed to civil or criminal contempt proceedings for failure to comply with a request for records or other information relating to the Trust, the Sub-Adviser may comply with such request prior to obtaining the Trust’s written approval, provided that the Sub-Adviser has taken reasonable steps to promptly notify the Trust, in writing, upon receipt of the request.

SECTION 6.

SERVICES NOT EXCLUSIVE.

The Sub-Adviser and its officers may act and continue to act as investment managers for others, and nothing in this Agreement shall in any way be deemed to restrict the right of the Sub-Adviser to perform investment management or other services for any other person or entity, and the performance of such services for others shall not be deemed to violate or give rise to any duty or obligation to the Fund or the Trust.

Nothing in this Agreement shall limit or restrict the Sub-Adviser or any of its members, partners, officers, affiliates or employees from buying, selling or trading in any securities for its or their own account.  Each of the Trust and the Investment Adviser acknowledges that the Sub-Adviser and its members, partners, officers, affiliates, employees and other clients may, at any time, have, acquire, increase, decrease, or dispose of positions in investments which are at the same time being acquired or disposed of for the Fund.  The Sub-Adviser shall have no obligation to acquire for the Fund a position in any investment which the Sub-Adviser, its members, partners, officers, affiliates or employees may acquire for its or their own accounts or for the account of another client, so long as it continues to be the policy and practice of the Sub-Adviser not to favor or disfavor consistently or consciously any client or class of clients in the allocation of investment opportunities so that, to the extent practical, such opportunities will be allocated among clients over a period of time on a fair and equitable basis.

The Sub-Adviser agrees that this Section does not constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Sub- Adviser to comply with Sections 17(d) and 17(j) of the 1940 Act, and the rules thereunder, nor constitute a waiver by the Trust or the Investment Adviser of the obligations imposed upon the Sub-Adviser under Section 206 of the Investment Advisers Act of 1940 and the rules thereunder.  Further, the Sub-Adviser agrees that this does not constitute a waiver by the Trust or the Investment Adviser of the fiduciary obligation of the Sub-Adviser arising under federal or state law, including Section 36 of the 1940 Act.  The Sub-Adviser agrees that this Section 5 shall be interpreted consistent with the provisions of Section 17(i) of the 1940 Act.

SECTION 7.

BOOKS AND RECORDS.

In compliance with the requirements of Rule 3la-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust or the Investment Adviser any of such records upon the Trust’s or the Investment Adviser’s request.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.  The Sub-Adviser may maintain copies of such records as necessary to comply with the recordkeeping requirements pursuant to the 1940 Act and the CEA.

SECTION 8.

EXPENSES.

During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement with the exception of the following expenses which will be paid by the Investment Adviser:

a.

Background Check reports on BCF’s and their Managers

b.

Reasonable travel and related expenses incurred by the Sub-Adviser while marketing the Fund.

SECTION 9.

VOTING.

The Investment Adviser has authority to vote as agent for the Trust pursuant to the Advisory Agreement.  The Investment Adviser reserves the right to delegate to the Sub-Adviser such authority to vote as agent for the Trust, either in person or by proxy, tender and take all actions incident to the ownership of all securities in which the Fund’s assets may be invested from time to time, subject to such policies and procedures as the Board of Trustees of the Trust, the Investment Adviser or Sub-Adviser may adopt from time to time.  Any delegation by the Investment Adviser to the Sub-Adviser of this authority to vote shall be in writing.

SECTION 10.

COMPENSATION.

a.

For the services provided and the expenses assumed pursuant to this Agreement with respect to the Fund, the Investment Adviser will pay to the Sub-Adviser and the Sub-Adviser will accept as full compensation therefore from the Investment Adviser a fee, as set forth on Schedule A to this Agreement.  For any period less than a full quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full quarter. The Investment Adviser shall inform the Sub-Adviser in writing prior to waiving any fees under the Advisory Agreement.

b.

The Sub-Adviser may from time to time agree in writing not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund or Investment Adviser for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Sub-Adviser.

SECTION 11.

LIMITATION OF LIABILITY.

The Sub-Adviser shall not be liable for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement (“disabling conduct”).  The Fund will indemnify the Sub-Adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the Sub-Adviser.  Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Sub-Adviser was not liable by reason of disabling conduct or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Sub-Adviser was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Trust who are neither “interested persons” of the Trust nor parties to the proceeding (“disinterested non-party directors”) or (b) an independent legal counsel in a written opinion.  The Sub- Adviser shall be entitled to advances from the Fund for payment of the reasonable expenses incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under the Delaware Statutory Trust Act.  The Sub-Adviser shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met.  In addition, at least one of the following additional conditions shall be met: (a) the Sub-Adviser shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based upon a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Sub-Adviser will ultimately be found to be entitled to indemnification.  Any amounts payable by the Fund under this Section shall be satisfied only against the assets of the Fund and not against the assets of any other investment portfolio of the Trust.

SECTION 12.

DURATION AND TERMINATION.

This Agreement shall become effective and continue for an initial two year period as of the date first above written unless sooner terminated as provided herein with respect to the Fund.  Thereafter, if not terminated, this Agreement shall continue for successive annual periods, PROVIDED such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; PROVIDED, HOWEVER, that this Agreement may be terminated with respect to the Fund by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of a Fund, on 60 days’ prior written notice to the Sub-Adviser, or by the Sub-Adviser at any time, without payment of any penalty, on 90 days’ prior written notice to the Trust and the Investment Adviser.  This Agreement will immediately terminate in the event of its assignment or in the event of the termination of the Advisory Agreement.

SECTION 13.

AMENDMENT OF THIS AGREEMENT.

No provision of this Agreement may be changed, discharged or terminated orally, except by an instrument in writing signed by all parties, and no amendment of this Agreement affecting the Fund shall be effective, to the extent required by the 1940 Act, until the applicable shareholders of the Fund in the manner required by the 1940 Act and the rules thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 14.

MISCELLANEOUS.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Delaware law.

SECTION 15.

DEFINITIONS.

As used in this Agreement, the terms “affiliated person,” “assignment,” “interested person,” “majority of the outstanding voting securities” and “principal underwriter” shall have the same meaning as such terms have in the 1940 Act and the rules and regulations thereunder, subject to any applicable orders of exemption issued by the Securities and Exchange Commission.

SECTION 16.

ACKNOWLEDGMENTS AND CONSENTS.

Each of the Investment Adviser and the Trust hereby acknowledges that it has received a copy of Part II of the Sub-Adviser’s Form ADV Part 2a and 2b, and confirms having read and understood the disclosures contained therein.

Prior to the use by the Trust, the Investment Adviser, or their respective affiliates of the Sub-Adviser’s name and/or identity in any marketing materials relating to the Trust, the Investment Adviser shall provide a copy of such materials to the Sub-Adviser and afford the Sub-Adviser adequate time to review and approve and comment upon such materials.  For the avoidance of doubt, upon termination of this Agreement, the Trust shall remove all references to the Sub-Adviser’s name and/or identity in any marketing materials relating to the Trust unless such removal would violate any applicable law or the policies, procedures or practices of the Trust, the Investment Adviser or its affiliates.

SECTION 17.

INDEPENDENT CONTRACTOR.

FOR ALL PURPOSES OF THIS AGREEMENT, SUB-ADVISER SHALL BE AN INDEPENDENT CONTRACTOR AND NOT AN EMPLOYEE, PARTNER OR JOINT VENTURER OF THE TRUST OR THE INVESTMENT ADVISER, AND SHALL, UNLESS OTHERWISE EXPRESSLY AUTHORIZED, HAVE NO AUTHORITY TO ACT FOR OR TO REPRESENT THE TRUST OR THE INVESTMENT ADVISER IN ANY WAY.  NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS MAKING THE TRUST OR THE INVESTMENT ADVISER AN EMPLOYEE, AGENT, PARTNER OR JOINT VENTURER WITH SUB-ADVISER OR ANY OF ITS AFFILIATES

SECTION 18.

NOTICE.

All notices hereunder shall be given in writing and delivered by hand, national overnight courier, facsimile (provided written confirmation of receipt is obtained and said notice is sent via first class mail on the next business day) or mailed by certified mail, return receipt requested, as follows:

If to the Sub-Adviser:
Tapestry Asset Management, LP
Attn:  Afroz Qadeer, CEO and Co-Chief Investment Officer
125 Village Blvd., Suite 270
Princeton, NJ 08450
Afroz@TapestryAM.com

If to the Investment Adviser:

Equinox Fund Management, LLC
Attn:  Robert J. Enck, President and CEO
17 Hulfish Street, Suite 201
Princeton, NJ 08542

If to the Trust:

Equinox Funds Trust
Attn:  Robert J. Enck, President
17 Hulfish Street, Suite 201
Princeton, NJ 08542

With copy to:

John M. Ford, Esq.
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

The effective date of any notice shall be (i) the date such notice is sent if such delivery is effected by hand or facsimile, (ii) one business day after the date such notice is sent if such delivery is effected by national overnight courier; or (iii) the third (3rd) business day after the date of mailing thereof.

SECTION 19.

GOVERNING LAW.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

SECTION 20.

COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

EQUINOX FUND MANAGEMENT, LLC

By:

________________________

Name:

Robert J. Enck

Title:

President & CEO

TAPESTRY ASSET MANAGEMENT, LP

By:

________________________

Name:

Afroz Qadeer

Title:

CEO and Co-Chief Investment Officer

EQUINOX FUNDS TRUST

By:

________________________

Name:

Robert J. Enck

Title:

President

SCHEDULE A

DATED __________________
TO THE
SUB-ADVISORY AGREEMENT DATED __________________
AMONG
EQUINOX FUND MANAGEMENT, LLC,
TAPESTRY ASSET MANAGEMENT, LP
AND
EQUINOX FUNDS TRUST

Sub-Advisory Fee Schedule

Pursuant to Section 9 of the Sub-Advisory Agreement, the Investment Adviser shall pay the Sub-Adviser compensation at an annual rate of 0.40% of the Fund’s average daily net assets.  The fee payable to the Sub-Adviser shall be payable quarterly, thirty days after quarter end or as soon as practicable, not to exceed thirty days from the date on which the applicable fee is received by the Investment Adviser.